Exhibit 99.1
February 7, 2007

Mr. Carl Hull
[Address]
Dear Carl,
I am pleased to extend an offer of employment to you for the position of Executive Vice President, Chief Operating Officer, reporting directly to me. In this key position, you will have responsibility for Research and Development, Operations, Sales and Marketing and Program Management. We anticipate your hire date to be as soon as possible, but no later than February 14, 2007. The details of this offer are:

Base Salary:	You will receive an annualized base salary of $425,000, paid bi-weekly in accordance with Gen-Probe’s regular payroll cycle.

Stock Options:	You will be eligible to participate in Gen-Probe’s Employee Stock Option Plan with an initial grant of 75,000 stock options and 10,000 shares of restricted stock. All option and restricted stock grants are subject to the vesting schedule and terms and conditions outlined in the Plan document. More detailed information will be provided to you once you are on board.

Executive Bonus:	You will be eligible to participate in the 2007 Executive Bonus Plan with a target bonus of 50% of your base salary.

Benefits:	You will be eligible for comprehensive health, dental and eye care insurance benefits for yourself and your eligible dependents, effective on your date of hire. The benefit premiums are 100% paid by Gen-Probe for employees and require a nominal contribution of $20.00 per pay period for dependent coverage. In addition, you will be eligible for other benefits, which are outlined on the attached benefits summary.

Relocation Assistance:	In order to assist you in your move from Cupertino to San Diego, you will be provided certain relocation benefits. Since some relocation expenses are considered compensation, you may incur a tax liability resulting from this move. Gen-Probe classifies relocation benefits as either “qualified” or “non-qualified”.

Qualified benefits are non-taxable and will therefore be paid directly to the vendor by Gen-Probe. They are:

1. Expenses associated with packing, unpacking and transporting normal household furnishings.

2. Transportation for you and your immediate family on your final move to San Diego.

Non-qualified benefits are subject to payroll tax withholding. However, to assist in offsetting income tax implications, Gen-Probe will gross-up these benefits. Non-qualified benefits are:

1. Realtor fees and closing costs on the sale of your current home in Cupertino to a maximum of $110,000.

2. $30,000, which is intended to be used for temporary housing in San Diego and transportation to and from Cupertino while you are transitioning into your new home.

3. Closing costs on the purchase of your new home in San Diego, to a maximum of $40,000.

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Should you resign from Gen-Probe within 24 months from the date you receive your full relocation benefit, you would be responsible to reimburse Gen-Probe the full amount of the relocation expenses paid to you or on your behalf. You will not be obligated to reimburse the relocation benefit if your resignation is made for Good Cause (as defined in the enclosed draft employment agreement) or if Gen-Probe elects to terminate your employment.
This offer will remain open until February 13, 2007 and is contingent upon a successful background check. We will mail you the documents necessary to begin the background check and would appreciate your returning them as soon as possible in order to expedite the process. Additionally, as a condition of this offer of employment, you are required to submit to and successfully pass a pre-employment drug screen. If the drug screen results demonstrate the presence of illegal drugs, controlled substances or an unacceptable level of alcohol, this offer of employment would be deemed withdrawn and you would not become employed by Gen-Probe. A representative from our Human Resources department will contact you to arrange for the drug screen once you have accepted this offer.
We are very excited about the prospect of your joining our team. We are confident that you have much to contribute to the success of Gen-Probe. The strength of our technology and products, the quality and experience of our people, and your presence will facilitate this success.
Sincerely,
/s/ Henry L. Nordhoff
Henry L. Nordhoff
Chairman, President and CEO
cc: Dr. Armin Kessler
I accept this offer of employment and the terms described above:

/s/ Carl Hull	2/13/07	2/14/07

Signature	Date	Proposed Start Date